UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

FINWARD BANCORP

(Exact name of registrant as specified in its charter)

Indiana	001-40999	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9204 Columbia Avenue, Munster, Indiana	46321
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	FNWD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 2, 2026, Finward Bancorp, an Indiana corporation (the “Company”), held a special meeting of its shareholders (the “Special Meeting”) to consider certain proposals related to the previously announced Agreement and Plan of Merger, dated July 21, 2026 (the “Merger Agreement”), by and between the Company and First Financial Bancorp., an Ohio corporation (“First Financial”). Pursuant to the Merger Agreement, the Company will merge with and into First Financial, with First Financial as the surviving corporation (the “Merger”).

The record date for determination of shareholders entitled to vote at the Special Meeting was September 22, 2026. There were 4,330,893 shares of common stock outstanding as of that date, with each such share being entitled to one vote. At the Special Meeting, the holders of 3,044,197 shares, or approximately 70.3% of the outstanding shares, were represented in person or by proxy, which constituted a quorum for the Special Meeting. The following proposals were voted on at the Special Meeting:

The adoption of the Merger Agreement and approval of the transactions it contemplates (the “Merger Proposal”):

For	Against	Abstentions	Broker Non-Votes

3,016,827	27,370	0	0

Approval of one or more adjournments of the Special Meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the Merger Proposal:

For	Against	Abstentions	Broker Non-Votes

3,004,274	39,802	121	0

The Company’s shareholders approved the Merger Proposal, which required the affirmative vote of a majority of the shares of the Company’s common stock outstanding and entitled to vote as of the record date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINWARD BANCORP

Date: November 3, 2026	By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski
President and Chief Executive Officer